Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-270153) and S-8 (Nos. 333-231248, 333-188758, 333-140856, 333-124218, 333-85598 and 333-266531) of Ovintiv Inc. of our report dated April 3, 2023 relating to the financial statements of PearlSnap Midstream, LLC, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
May 12, 2023